UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CARMAX, INC.
(Exact name of registrant as specified in its charter)

Virginia	54-1821055
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12800 Tuckahoe Creek Parkway Richmond, Virginia	23238
(Address of Principal Executive Offices)	(Zip Code)

CARMAX, INC. 2002 STOCK INCENTIVE PLAN
(AS AMENDED AND RESTATED JUNE 28, 2016)
(Full title of the plan)

Eric M. Margolin
Executive Vice President, General Counsel and Secretary
CarMax, Inc.
12800 Tuckahoe Creek Parkway
Richmond, Virginia 23238
(Name and address of agent for service)
(804) 747-0422
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
CarMax, Inc. 2002 Stock Incentive Plan Common Stock (par value $0.50 per share)	5,000,000	$45.53	$227,650,000	$22,925

(1)
The amount of Common Stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of the Registrant.

(2)
Estimated solely for the purposes of calculating the registration fee as contemplated by Rules 457(c) and 457(h)(1) of the Securities Act of 1933, as amended, and based on the average of the high ($45.99) and low ($45.06) per share sales prices of CarMax, Inc. Common Stock reported on the New York Stock Exchange on June 27, 2016.

EXPLANATORY NOTE
Pursuant to General Instruction E. of Form S-8, this registration statement is being filed solely for the purpose of registering 5,000,000 additional shares of common stock, par value $0.50 per share (“Common Stock”), of CarMax, Inc. (the “Registrant”) to be offered to participants under the Registrant’s 2002 Stock Incentive Plan, as amended (the “Plan”). The shares registered on this Registration Statement are in addition to the 4,700,000 shares of Common Stock previously registered on a Registration Statement on Form S-8 (File No. 333-160912), as filed with the Securities and Exchange Commission (the “Commission”) on July 30, 2009, the contents of which are incorporated by reference, and the additional 11,000,000 shares of Common Stock registered on a Registration Statement on Form S-8 (File No. 333-183594), as filed with the Commission on August 28, 2012.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents previously filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and made a part hereof, to the extent that such documents are considered filed with the Commission:

(1)	the Registrant’s Annual Report on Form 10-K, filed on April 22, 2016, for the fiscal year ended February 29, 2016 (the “Form 10-K”);

(2)
the portions of the Registrant’s definitive Proxy Statement, filed on May 6, 2016, for the Annual Meeting of Shareholders held on June 28, 2016 that have been incorporated by reference into the Form 10-K for the fiscal year ended February 29, 2016;

(3)	the Registrant’s Current Report on Form 8-K, filed on March 25, 2016; and

(4)	the description of the Registrant’s common stock contained in the Registration Statement on Form 8-A filed on August 7, 2002, under Section 12(b) of the Exchange Act.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, to the extent that such documents are considered filed with the Commission. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel.
Troutman Sanders LLP, counsel to the Registrant, has rendered its opinion that the shares of Common Stock registered hereunder for sale pursuant to the Registration Statement and the terms and conditions of the CarMax, Inc. 2002 Stock Incentive Plan, as amended and restated as of June 28, 2016, will be, when issued in accordance with the foregoing, validly issued, fully paid and non-assessable.

Item 7.	Indemnification of Directors and Officers.
Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia, as amended (the “Code”), permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation with a written undertaking to repay any funds advanced if it is ultimately determined that the director has not met the relevant standard of conduct.  In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, special legal counsel or shareholders that the director or officer conducted himself or herself in good faith and otherwise met the required standard of conduct. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which a director or officer is adjudged to be liable to the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.
The Articles of Incorporation, as amended, of the Registrant contain provisions indemnifying the directors and officers of the Registrant against all liabilities and reasonable expenses incurred in a legal proceeding, except as are incurred because of the individual’s willful misconduct or knowing violation of the criminal law or as are otherwise impermissible.  Advances and reimbursements are to be made upon the receipt of a written statement of the indemnitee stating his or her good faith belief that his or her conduct did not constitute willful misconduct or a knowing violation of the criminal law, as well as an undertaking from the indemnitee to repay the same if it is ultimately determined that such person is not entitled to indemnification.
In addition, the Articles of Incorporation, as amended, of the Registrant eliminate the personal liability of the Registrant’s directors and officers to the Registrant or its shareholders for monetary damages to the full extent permitted by Virginia law.
The Registrant maintains a standard policy of directors’ and officers’ liability insurance.

Item 8.	Exhibits.
The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

4.1
CarMax, Inc. Amended and Restated Articles of Incorporation, effective June 24, 2013, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed June 28, 2013 (File No. 1-31420), is incorporated by this reference.

4.2
CarMax, Inc. Bylaws, as amended and restated February 1, 2016, filed as Exhibit 3.1 to CarMax’s Current Report on Form 8-K, filed February 1, 2016 (File No. 1-31420), is incorporated by this reference.

5.1	Opinion of Troutman Sanders LLP.*

10.1	CarMax, Inc. 2002 Stock Incentive Plan, as amended and restated June 28, 2016.*

23.1	Consent of Troutman Sanders LLP (included in Exhibit 5.1). *

23.2	Consent of KPMG LLP.*

24	Powers of Attorney.*

*	Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Goochland County, Commonwealth of Virginia, on this 29th day of June, 2016.

CARMAX, INC.

By:	/s/ Thomas J. Folliard
Thomas J. Folliard
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Thomas J. Folliard	Chief Executive Officer and Director	June 29, 2016
Thomas J. Folliard

/s/ Thomas W. Reedy	Executive Vice President and Chief Financial Officer	June 29, 2016
Thomas W. Reedy

/s/ Natalie L. Wyatt	Chief Accounting Officer	June 29, 2016
Natalie L. Wyatt

Signature	Title	Date

*	Director	June 29, 2016
Ronald E. Blaylock

*	Director	June 29, 2016
Alan B. Colberg

*	Director	June 29, 2016
Rakesh Gangwal

*	Director	June 29, 2016
Jeffrey E. Garten

*	Director	June 29, 2016
Shira Goodman

*	Director	June 29, 2016
W. Robert Grafton

*	Director	June 29, 2016
Edgar H. Grubb

*	Director	June 29, 2016
Marcella Shinder

*	Director	June 29, 2016
Mitchell D. Steenrod

*	Director	June 29, 2016
William R. Tiefel

*
Thomas W. Reedy, by signing his name hereto, signs this document on behalf of each of the persons indicated by an asterisk above pursuant to powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission as part of this Registration Statement.

Date: June 29, 2016	/s/ Thomas W. Reedy
Thomas W. Reedy
Attorney-in-Fact

EXHIBIT INDEX

4.1
CarMax, Inc. Amended and Restated Articles of Incorporation, effective June 24, 2013, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed June 28, 2013 (File No. 1-31420), is incorporated by this reference.

4.2
CarMax, Inc. Bylaws, as amended and restated February 1, 2016, filed as Exhibit 3.1 to CarMax’s Current Report on Form 8-K, filed February 1, 2016 (File No. 1-31420), is incorporated by this reference.

5.1	Opinion of Troutman Sanders LLP.*

10.1	CarMax, Inc. 2002 Stock Incentive Plan, as amended and restated June 28, 2016.*

23.1	Consent of Troutman Sanders LLP (included in Exhibit 5.1). *

23.2	Consent of KPMG LLP.*

24	Powers of Attorney.*

*	Filed herewith.